Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-180221, 333-187545, 333-192016, 333-194260, 333-202332, 333-209683, 333-211198, 333-216389, 333-223321, 333-229986, 333-236795, 333-253610 and 333-263104 on Form S-8 and Registration Statement No. 333-253627 on Form S-3 of our reports dated February 24, 2023, relating to the financial statements of Yelp Inc. and the effectiveness of Yelp Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Yelp Inc. for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
February 24, 2023